Exhibit 10.6

EXECUTION COPY

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

dated as of May 13, 2013

between

COMPUWARE CORPORATION

and

COVISINT CORPORATION

i

SCHEDULES

Schedule 4.01 Compuware Owned and Leased Premises

ii

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement, dated as of May 13, 2013, but effective as of January 1, 2013 (the “Effective Date”), is by and between Covisint Corporation, a Michigan corporation (“Covisint”), and Compuware Corporation, a Michigan corporation (“Compuware”). Covisint and Compuware are sometimes referred to herein separately as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Compuware is the beneficial owner of all the issued and outstanding common stock of Covisint;

WHEREAS, the Parties currently contemplate that Covisint will make an initial public offering (“IPO”) of its proposed common stock pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;

WHEREAS, Compuware and Covisint entered into a Contribution Agreement as of the Effective Date, pursuant to which Compuware and its Subsidiaries contributed to Covisint substantially all of the assets and liabilities of the Covisint Business (as defined below), as more specifically described therein, in a transaction that is intended to qualify as a contribution to capital to which the provisions of section 351 of the Code (as defined below) apply;

WHEREAS, Compuware and Covisint entered into a Master Separation Agreement as of the Effective Date (the “Original Master Separation Agreement”) to help delineate and define the relationship between Compuware and Covisint after the Effective Date, including setting forth certain rights and obligations of Compuware and Covisint following the Effective Date and addressing certain matters relating to the IPO, which Original Master Separation Agreement has been amended and restated by the Parties as of the date hereof (as so amended and restated, and as it may be further amended, supplemented, modified or restated, the “Master Separation Agreement”);

WHEREAS, Compuware directly or indirectly provides certain administrative, legal, tax, financial, information technology and other services to Covisint;

WHEREAS, following the consummation of the IPO, Compuware will continue to own at least 80.1% of the outstanding common stock of Covisint, until such time as Compuware effects a Distribution (as defined below);

WHEREAS, pursuant to the Master Separation Agreement, the Parties entered into the a Shared Services Agreement as of the Effective Date (the “Original Shared Services Agreement”), setting forth their agreement with respect to Compuware’s provision of certain administrative, financial, legal, tax, insurance, facility, information technology and other services to the Covisint Entities (as defined below) following the Effective Date; and

WHEREAS, the Parties desire to amend and restate the Original Shared Services Agreement to reflect the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree to amend and restate the Original Shared Services Agreement in its entirety to reflect the following terms and provisions:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings, applicable both to the singular and the plural forms of the terms described. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Separation Agreement.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to taxes.

“Additional Services” has the meaning set forth in Section 2.02.

“Agreement” means this Shared Services Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Business Unit” has the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Compuware” has the meaning set forth in the preamble to this Agreement.

“Compuware Entities” means Compuware and its Subsidiaries (other than Covisint), and “Compuware Entity” means any one of the Compuware Entities in place on the Effective Date and any entity which becomes a Subsidiary of Compuware thereafter.

“Compuware Indemnified Person” has the meaning set forth in Section 6.02(a).

“Compuware Insurance Policy” or “Compuware Insurance Policies” has the meaning set forth in Section 3.01.

“Compuware Personnel” means any Compuware employee, agent or Subcontractor providing the Compuware Services.

“Compuware Services” means the various administrative, financial (including internal audit and payroll functions), legal, tax, insurance, facility, information technology and other services to be provided by, or on behalf of, Compuware or its Subsidiaries to Covisint and its Subsidiaries as described in this Agreement, together with any Licenses or Additional Services provided by, or on behalf of, the Compuware Entities pursuant to this Agreement.

“Confidential Information” has the meaning set forth in the Master Separation Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“Covisint” has the meaning set forth in the preamble to this Agreement.

“Covisint Business” means the business presently conducted by Covisint as of the Effective Date or, following the date of the IPO, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.

“Covisint Covered Parties” has the meaning set forth in Section 3.01.

“Covisint Entities” means Covisint Corporation and its Subsidiaries, from time to time, and “Covisint Entity” means any one of the Covisint Entities.

“Covisint Indemnified Person” means each of the Covisint Entities and their respective directors, officers, agents, employees, and Subcontractors.

“Covisint Liabilities” has the meaning set forth in the Master Separation Agreement.

“Distribution” means a distribution by Compuware of common stock (and preferred stock, if any) of Covisint or common stock (and preferred stock, if any) of a Person that is a successor to Covisint, which distribution is to holders of common stock of Compuware and is intended to qualify as a tax-free distribution under section 355 of the Code.

“Distribution Date” means the date on which a Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Force Majeure” has the meaning set forth in Section 8.05(a).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Initial Term” has the meaning set forth in Section 7.01.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies paid from one of the Compuware Insurance Policies.

“Insurance Transition Period” has the meaning set forth in Section 3.01.

“Intercompany Agreements” has the meaning set forth in the Master Separation Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“Laws” has the meaning set forth in Section 4.06(a).

“Lease” or “Leases” has the meaning set forth in Section 4.01(a).

“Leased Premises” has the meaning set forth in Section 4.01(a).

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“License” has the meaning set forth in Section 4.01(a).

“License Area” or “License Areas” has the meaning set forth in Section 4.01(a).

“License Commencement Date” has the meaning set forth in Section 4.02(a).

“License Expiration Date” has the meaning set forth in Section 4.02(a).

“License Period” has the meaning set forth in Section 4.02(a).

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct, consequential and punitive damages.

“Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Shared Services Agreement” has the meaning set forth in the Recitals to this Agreement.

“Owned Premises” has the meaning set forth in Section 4.01(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” has the meaning set forth in Section 2.05.

“Premises” has the meaning set forth in Section 4.01(a).

“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

“Renewal Term” has the meaning set forth in Section 7.01.

“Schedule 4.01” means the schedule attached hereto, as amended from time to time, which lists the Leased Premises and Owned Premises of Compuware.

“Subcontractor” has the meaning set forth in Section 8.04.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. In the case of Covisint, “Subsidiary” means any Subsidiary existing as of the Effective Date or that may be formed or acquired subsequent to the Effective Date, so long as, in either case, such entity remains a Subsidiary of Covisint.

“Systems” has the meaning set forth in Section 2.04.

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.

ARTICLE II.

PURCHASE AND SALE OF SERVICES

Section 2.01 Purchase and Sale of Compuware Services.

(a) Subject to the terms and conditions of this Agreement and in consideration of the costs for the Compuware Services described below, Compuware agrees to provide or cause to be provided to Covisint and its Subsidiaries, and Covisint agrees to purchase from Compuware, the Compuware Services, until such Compuware Services are terminated in accordance with the provisions hereof.

(b) The Parties acknowledge and agree that (i) the Compuware Services to be provided, or caused to be provided, by Compuware under this Agreement shall, at Covisint’s request, be provided directly to Covisint or its Subsidiaries and (ii) Compuware may satisfy its obligation to provide or to procure the Compuware Services hereunder by causing one or more of its Subsidiaries to provide or to procure such services. With respect to the Compuware Services provided to, or procured on behalf of, any Covisint Subsidiary, Covisint agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Compuware Services pursuant to this Agreement, including Section 5.03 hereof.

Section 2.02 Additional Services. In addition to the Compuware Services to be provided or procured in accordance with Section 2.01, if requested by Covisint, and to the extent that Compuware and Covisint may mutually agree in writing, Compuware shall provide or cause to be provided additional services to Covisint (“Additional Services”). The scope of any such Additional Services, as well as the costs and other terms and conditions applicable to such Additional Services, shall be as mutually agreed by Compuware and Covisint prior to the provision of such Additional Services.

Section 2.03 General Standard of Compuware Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, degree of skill and standard of care applicable to the delivery of the Compuware Services hereunder, and the skill levels of the Compuware Personnel providing such Compuware Services, shall be substantially the same as or consistent with those which Compuware exercises or employs in providing similar services provided within or to any Compuware Entity. Notwithstanding the foregoing, if there is an increase in the complexity of a Compuware Service (whether as a result of increased quantity or quality, changing frequency or regulatory requirements or otherwise), Covisint acknowledges and agrees that such Compuware Service may not be provided within the same amount of time as it had previously taken during such period, and, in such a case, Compuware shall use commercially reasonable efforts to provide such Compuware Service in a timely manner. Notwithstanding anything herein to the contrary, the Compuware Services are to be provided in a manner that does not disparately treat Covisint (or its Subsidiaries or its or their personnel or business) as compared to Compuware’s treatment of itself (or its Subsidiaries or its or their personnel or business) when it is providing such Compuware Service. Any information exchanged in connection with the delivery of the Compuware Services hereunder shall be subject to the terms of Sections 5.6 and 5.7 of the Master Separation Agreement.

Section 2.04 IT Systems. While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of Covisint (whether or not such use or access is provided as a Compuware Service), Compuware shall, and shall cause each of its Subsidiaries and their respective Compuware Personnel to, adhere in all respects to Covisint’s processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Effective Date or as communicated or otherwise made available to Compuware from time to time in writing.

Section 2.05 Privacy Laws and Personal Information. In connection with the performance or receipt of the Compuware Services under this Agreement, the Parties acknowledge and agree that each Party and their Subsidiaries are or may be subject to laws and regulations governing the privacy and security of personal or personally identifiable information and related records of their employees, investors, customers and prospective customers (“Personal Information”). Accordingly, each Party, on behalf of itself and its Subsidiaries, agrees to and shall (i) ensure that its employees, agents, and Subcontractors, including third party service providers, cooperate with each other with respect to their obligations under such applicable privacy laws and regulations, and (ii) comply with all provisions of such applicable privacy laws and regulations, in each case relating to the collection, storage, use, processing, disclosure or disposal of Personal Information provided to or accessible by a Party, their Subsidiaries and their respective employees, agents, and Subcontractors in the course of performing under this Agreement. For the avoidance of doubt, all Personal Information shall also be protected as Confidential Information to the extent such treatment provides further protection to the information against unauthorized use or disclosure.

ARTICLE III.

INSURANCE MATTERS

Section 3.01 Covisint Insurance Coverage During Transition Period. Throughout the period beginning on the Effective Date and ending upon the first to occur of the Distribution Date, the termination or expiration of this Agreement in accordance with ARTICLE VII hereof, or such other date as may be required by applicable laws (the “Insurance Transition Period”), Compuware shall continue to maintain at its own cost insurance coverage under Insurance Policies that cover and are for the benefit of the Covisint Entities and their respective directors, officers and employees (the “Covisint Covered Parties”) at the same levels that Compuware maintains such coverage for itself and the other Compuware Entities and their respective directors, officers and employees, including policies providing coverage for commercial general liability, statutory workers’ compensation, employer’s liability insurance, comprehensive automobile liability, property, and professional services liability (i.e., errors and omissions) (collectively, the “Compuware Insurance Policies”). The Covisint Entities’ pro rata portion of all costs and expenses associated with the Compuware Insurance Policies shall be calculated in accordance with the allocation methodology described in Section 5.01.

Section 3.02 Cooperation; Payment of Insurance Proceeds to Covisint; Agreement Not to Release Carriers. Subject to the provisions of Section 4.6 of the Master Separation Agreement, each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Compuware, at the request of Covisint, shall cooperate with and use its commercially reasonable efforts to assist Covisint in recovering any Insurance Proceeds for claims relating to the Covisint Business, the assets of Covisint or Covisint Liabilities, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Effective Date, on the Effective Date or during the Insurance Transition Period, and Compuware shall promptly pay any such recovered Insurance Proceeds to Covisint. Neither Compuware nor Covisint, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any Insurance Proceeds. Except as otherwise contemplated by this Agreement or any other agreement between the Parties with effect from and after the Effective Date, Covisint shall not (and shall ensure that no affiliate of Covisint shall) provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of Compuware (or its Subsidiaries) thereunder. However, no right or obligation of either Party arising solely in connection with the recovery or collection of Insurance Proceeds or the provision to any insurance carrier of a release, amendment, modification or waiver of rights pursuant to this Section 3.02 shall (A) preclude any Compuware Entity or any Covisint Entity from presenting any claim or from exhausting any policy limit, (B) except as otherwise required under the terms of this Agreement, require any Compuware Entity or any Covisint Entity to pay any premium or other amount or to incur any Liability, or (C) except as otherwise required under the terms of this Agreement, require any Compuware Entity or Covisint Entity to renew, extend or continue any policy in force.

Section 3.03 Covisint Insurance Coverage After the Insurance Transition Period. After the expiration of the Insurance Transition Period, Covisint shall be responsible for obtaining and maintaining Insurance Policies in respect of the Covisint Entities’ risk of loss and such insurance arrangements shall be separate and apart from the Compuware Insurance Policies; provided that nothing herein shall be deemed to be a relinquishment of any rights of a Covisint Covered Party under any Compuware Insurance Policies written on an occurrence basis issued prior to the termination of the Insurance Transition Period.

Section 3.04 Cooperation. Compuware and Covisint shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this ARTICLE III.

Section 3.05 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Compuware Entity in respect of any Insurance Policy or any other contract or policy of insurance.

ARTICLE IV.

REAL ESTATE MATTERS

Section 4.01 Real Estate License.

(a) Compuware (i) owns title to those certain parcels of real property set forth on Schedule 4.01 annexed hereto and incorporated herein (the “Owned Premises”), and (ii) by certain lease agreements (the “Leases” and individually “Lease”), leases those certain spaces and is the current holder of the leasehold estates created thereby as described on Schedule 4.01 annexed hereto and incorporated herein (the “Leased Premises”). Compuware hereby grants to

Covisint a license (the “License”) to use and occupy those certain Owned Premises and/or Leased Premises (collectively, the “Premises”) in which the Covisint Business may be operated from time to time as designated in writing by the Parties, which writing shall be incorporated by reference herein (each space to be referred to herein as a “License Area” and collectively the “License Areas”), each of which is located in the Premises and rights of access thereto for the purposes hereinafter provided along with the right to use all equipment, furniture and fixtures, including communications and information systems office equipment, cabling and appurtenant items that are owned by Compuware and located in the License Areas as of the License Commencement Date (as such term is defined in Section 4.02 below), for the applicable License Period (as such term is defined in Section 4.02 below). In connection with its use of each License Area and to the extent applicable, Covisint shall also have the non-exclusive right to use (i) in common with Compuware and the other occupants of the building in which the Premises are located, the common areas outside the Premises that Compuware has the right to use, and (ii) in common with the Compuware and the other occupants of the Premises, the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Premises (including the equipment and supplies located therein) that may be reasonably necessary for Covisint’s use of the Premises, except those areas that Compuware may reasonably designate as private.

(b) Covisint has inspected and is familiar with the License Areas and accepts same and the contents thereof in their “as is” condition as of the License Commencement Date. Compuware shall not be required to perform any work or furnish any materials in order to prepare the License Areas for Covisint’s occupancy.

Section 4.02 License Period.

(a) The License Period (the “License Period”) for each License Area shall commence on the date hereof (the “License Commencement Date”) and, subject to the provisions of subparagraphs (b) and (c) below (as and to the extent applicable), shall expire (subject to sooner termination as hereinafter provided) at 11:59 P.M. on the date (the “License Expiration Date”) that is the termination date under this Agreement or, with respect to any Leased Premises, any earlier date that is one (1) day prior to the expiration date of the term of the Lease covering the related License Area, unless sooner terminated pursuant to any term or provision hereof or pursuant to law.

(b) In the event the term of a Lease covering a License Area shall sooner terminate in accordance with the provisions thereof (e.g., by reason of casualty or condemnation, and the landlord under the Lease shall exercise a right of termination contained in the Lease, or Compuware, as the tenant thereunder shall exercise a right of termination thereunder), the License Period for the License Area shall automatically terminate on the date of such termination of such Lease. Compuware shall give Covisint reasonable prior notice of any such termination.

Section 4.03 License Fee. Covisint shall pay a license fee for the License Areas at rates to be calculated in accordance with the allocation methodology described in Section 5.01, which fee shall be paid in accordance with Section 5.03.

Section 4.04 Services. Covisint acknowledges that, in some of locations of the License Areas, a third-party landlord provides services to such locations. Compuware shall reasonably cooperate with Covisint so as to enable Covisint to obtain such services, but the foregoing shall not require Compuware to institute any action or proceeding against a landlord. To the extent that any service to a License Area has been supplied directly by Compuware, then Compuware shall continue to provide such services to such License Area during the related License Period and Covisint shall be responsible for its pro rata share of Compuware’s out-of-pocket costs in connection therewith. Compuware shall provide such services to such License Area in substantially the same manner and quality as Compuware has provided the same to the License Area prior to the License Commencement Date or in substantially the same manner and quality as Compuware provides such services to itself. Compuware hereby grants to Covisint the right to receive all of the services and benefits with respect to the License Areas which are to be provided by the related landlord under the Leases. Notwithstanding the foregoing, although the Parties contemplate that the landlords will, in fact, perform their obligations under the Leases, in the event of any default or failure of such performance by any of the landlords, Compuware will, upon the specific written request of Covisint, make demand upon such landlord(s) to perform its obligations under the related Lease.

Section 4.05 Uses. Covisint shall use and occupy a License Area for any purpose permitted under applicable laws and governmental regulations and, with respect to the Leased Premises, as permitted as a permitted use under the related Lease or subleases, and for no other purpose except as may be reasonably agreed upon in writing by Compuware and Covisint. Nothing in this paragraph shall require Covisint to use and occupy a License Area, except to the extent Compuware is required to use or occupy same under the terms of the related Lease.

Section 4.06 Compliance with Law; Observance of Lease Provisions.

(a) Covisint shall promptly comply with all present and future applicable laws and regulations of all state, Federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of any Board of Fire Underwriters or any similar body (all of the foregoing being hereinafter collectively referred to as “Laws”) having jurisdiction which shall impose any violation, order or duty upon Compuware or any landlord of Compuware with respect to the related License Area, to the extent only, however, that such compliance (i) relates to Covisint’s manner of use of the related License Area as opposed to the mere use for the purposes herein permitted, and (ii) with respect to the Leased Premises, is required of the tenant under the related Lease. To the extent that Covisint is not required to comply with any Laws pursuant to this subparagraph (a) above with respect to a License Area, Compuware shall comply with such Laws applicable to the related License Area or, if applicable, Compuware shall exercise reasonable efforts to require its third-party landlord to comply with such Laws (to the extent such compliance is the obligation of such landlord under the terms of the related Lease to Compuware). Covisint shall not violate applicable provisions of any Lease governing the manner of use of the related License Area, the use of building elevators, building common areas, and similar provisions, so as not to cause a default thereunder.

(b) To the extent required under a Lease, Compuware shall obtain the consent of the related landlord for Covisint to license the related License Area. This License is subject to, and Covisint accepts this License subject to, all the terms, covenants, provisions, conditions and agreements contained in the Leases and the matters to which the related landlords are subject and subordinate, all of which are made a part of this Agreement as though fully set forth herein as if Covisint were the Tenant named therein and Compuware were the landlord named therein. This License shall also be subject to, and Covisint accepts this License also subject to, any amendments and supplements to the Leases hereafter made between any landlord and Compuware provided the same do not limit the rights or expand the obligations of Covisint hereunder in any material respect without Covisint’s consent (not to be unreasonably withheld). Covisint covenants and agrees (i) to perform, observe and be bound by each and every covenant, condition and provision of the Leases as applicable to the related License Area (including the building rules and regulations) and (ii) that Covisint will not do or cause to be done or suffer or permit its agents or employees to do any act or thing to be done which would or might cause the landlord or the rights of Compuware as tenant thereunder to any Lease be cancelled, terminated or forfeited or make Compuware liable for any damages, claim or penalty. Compuware (A) will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause a Lease or the rights of Covisint thereunder (through this Agreement) to be cancelled, terminated or forfeited or make Covisint liable for damages, claims or penalty, (B) will not voluntarily terminate a Lease without the prior consent of Covisint, which consent shall not be unreasonably withheld, and (C) shall deliver to Covisint promptly upon receipt or delivery copies of all default notices under a Lease sent or received by Compuware.

Section 4.07 Repairs. Covisint, throughout the License Period, shall take good care of the License Areas and the fixtures and appurtenances therein and, if applicable, as required of the tenant pursuant to the terms of the related Leases. Compuware shall make, or exercise reasonable efforts to cause to be made by such related landlord responsible for such repairs, all necessary structural and other repairs (for which Covisint is not responsible pursuant to the provisions hereof) to the License Area.

Section 4.08 Damage and Destruction.

(a) Neither Compuware nor Covisint shall have any responsibility to each other in the event of any damage to or theft of any equipment or property of the other Party unless required pursuant to the terms of Section 4.09 or ARTICLE VI, and the Party incurring such loss shall look to its own insurance coverage, if any, for recovery in the event of any such damage, loss or theft (which, in the case of Covisint, if such event occurs during the Insurance Transition Period, such insurance coverage shall mean the Compuware Insurance Policies).

(b) If a License Area is destroyed or damaged by fire or other casualty, the license fee as to such License Area shall abate (entirely if all or substantially all of the License Area is damaged and rendered untenantable and proportionately if only a portion of the License Area is damaged and rendered untenantable, except, with respect to the Leased Premises, in both cases only to the extent that Compuware’s rent under the related Lease is also abated) from the date of the casualty to the date by which Compuware (or a landlord under a related Lease) shall have repaired and restored the License Area or damaged portion thereof (but not Covisint’s property and equipment therein) to substantially the same condition it was in prior to the occurrence of such casualty. In the event that any substantial portion of any License Area is rendered untenantable by casualty for a period in excess of four (4) months, or if the casualty occurs in the last year prior to the License Expiration Date for any License Area, then Covisint may terminate the License with respect to such License Area. With respect to the Leased Premises, if the casualty or damage occasioned to the License Area, or to the Premises covered by a related Lease of which the damaged License Area forms a part, shall be so extensive as to entitle either or both of the landlord and Compuware to terminate the Lease, and either such landlord or Compuware shall terminate the Lease therefor in accordance with the terms thereof, then this Agreement with respect to such License Area shall automatically terminate on the Lease termination date, as provided in Section 4.02(b) hereof.

Section 4.09 Insurance/Indemnity.

(a) Upon the expiration of the Insurance Transition Period, Covisint shall obtain and maintain in full force and effect throughout the related License Periods with respect to the related License Area the insurance (other than property insurance as to alterations in the Premises or equipment owned by Compuware in the Premises, which insurance Compuware shall carry) required to be maintained by Compuware under any related Lease. Upon request by Compuware, if Covisint carries such insurance separate from Compuware, Covisint shall provide evidence of such insurance to Compuware in accordance with the requirements of any such related Lease.

(b) With respect to each Leased Premises, Covisint shall owe the same indemnification obligations to Compuware as set forth in the Lease covering the License Area as if the words “Owner” or “Landlord” and “Tenant “or “Lessee” or words of similar import, wherever the same appear in the related Lease pertaining to indemnification were construed to mean, respectively, “Compuware” and “Covisint”. With respect to all Owned Premises and with respect to any Leased Premises where the related Lease is silent on the indemnification obligations running from the “Tenant” to “Landlord”, then for the related License Area, Covisint shall indemnify, defend and hold each Compuware Indemnified Person harmless from and shall defend each Compuware Indemnified Person against all claims made or judicial or administrative actions filed which allege that any Compuware Indemnified Person is liable to the claimant (other than to the extent caused by or arising from a Compuware Indemnified Person’s gross negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the License Area or the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the License Area or the Premises, if caused by any negligent act or willful misconduct of Covisint or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct Covisint is legally responsible, (ii) violation by Covisint of any contract or agreement to which Covisint is a party in each case affecting the License Area or the occupancy or use thereof by Covisint and (iii) violation of or failure to observe or perform any condition, provision or agreement of this ARTICLE IV on Covisint’s part to be observed or performed hereunder. Compuware shall similarly indemnify, defend and hold each Covisint Indemnified Person harmless from and shall defend each Covisint Indemnified Person against all claims made or judicial or administrative actions filed which allege that any Covisint Indemnified Person is liable to the claimant (other than to the extent caused by or arising from a Covisint Indemnified Person’s negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the Premises, if caused by any negligent act or willful misconduct of Compuware or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct Compuware is legally responsible (other than Covisint), (ii) violation by Compuware of any contract or agreement to which Compuware is a party in each case affecting the Premises or the occupancy or use thereof by Compuware and (iii) violation of or failure to observe or perform any condition, provision or agreement of this ARTICLE IV on Compuware’s part to be observed or performed hereunder. In addition, and to the extent applicable, if Compuware is the beneficiary of an indemnity or release from the landlord under a Lease, Compuware shall use commercially reasonable efforts to similarly indemnify or release Covisint, to the extent Compuware actually receives the benefit of such indemnity or release.

(c) Solely with respect to real estate matters governed by this ARTICLE IV, in the event of a conflict between, on the one hand, this Section 4.09, and, on the other hand, Section 6.03, the provisions of this Section 4.09 shall prevail. Notwithstanding the foregoing, the remaining provisions of ARTICLE VI shall remain in full force and effect with respect to the real estate matters governed by this ARTICLE IV.

Section 4.10 Assignment; Sublicensing. The License granted hereby is personal to Covisint and shall not be assigned nor shall Covisint sublicense or otherwise permit or suffer the occupancy of any/all License Area(s) by any third party without first obtaining the prior written consent of Compuware.

Section 4.11 Alterations; Restoration. No alterations may be made by Covisint to the License Areas without first obtaining (A) the prior written consent of Compuware, and (B) if required by a related Lease, the prior written consent of the related landlord of such Lease (which Compuware shall request from such landlord). Compuware, at the time of giving any such consent to any alterations by Covisint, shall notify Covisint if any such alterations must be removed and the License Areas restored, at the expiration or sooner termination of the applicable License Period. If Compuware employs Compuware Personnel at the License Areas, Compuware will reasonably cooperate with Covisint to coordinate such requested alternations. Any costs associated with making such alterations, including construction or increased operating costs, shall be borne by Covisint.

Section 4.12 Quiet Enjoyment. Compuware covenants and agrees that, so long as Covisint shall pay the license fee described in Section 4.03 as and when due and in accordance with Section 5.03 and shall otherwise fully, faithfully and timely observe and perform within applicable notice and cure periods the agreements, covenants and conditions of this Agreement on its part to be observed and performed with respect to the related License Area, Covisint shall and may peaceably and quietly have, hold and enjoy the related License Area for the related License Period, as same may be extended, without disturbance, hindrance, ejection or molestation by or from Compuware (subject, however, to the provisions hereof) or any one claiming by, through or under Compuware. Compuware may relocate Covisint to any License Area upon reasonable prior written notice to Covisint; provided (i) Compuware pays for all reasonable relocation costs and expenses of Covisint, and (ii) if the License Area is relocated to another building more than twenty-five (25) miles away from the existing License Area, Covisint may elect to terminate the License with respect to such License Area and shall have up to ninety

(90) days from the date of the relocation notice to find alternative premises to occupy. Covisint shall abide by the building rules and regulations applicable to the buildings within which any License Area is located, which may be amended or modified by Compuware from time to time in its reasonable discretion.

Section 4.13 Surrender. On the related License Expiration Dates or sooner termination of the License with respect to the related License Area, Covisint, if requested by Compuware or required by the restoration terms of a related Lease which would be applicable to the related License Area, shall restore the related portion of the License Area to the condition existing on the License Commencement Date insofar as the installations and alterations were made by or on behalf of Covisint, ordinary wear and tear, fire and other casualty excepted (or if not so requested by Compuware, shall restore the related License Area only insofar as installations and alterations were made by or on behalf of Covisint (or any assignee or Subsidiary of Covisint), to the condition required by such restoration provisions of a related Lease) and otherwise comply with the surrender provisions of the Lease to the extent applicable to the License Area. Notwithstanding anything to the contrary contained herein, in no event shall Covisint have any obligation to restore a License Area to the condition such space was in on the License Commencement Date to the extent such restoration related to an alteration which was made to such space prior to the License Commencement Date.

Section 4.14 Subordination. The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the License Areas form a part and to all mortgages which may now or hereafter affect such leases or such real property.

Section 4.15 Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE AREAS, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.16 Inability To Perform. Neither Party shall be responsible for delays in the performance of its obligations caused by events beyond that Party’s reasonable control, including, but not limited to, acts of God.

Section 4.17 Good Faith. The License Areas are of such configuration and are not of such size as to justify, in either case, in the opinion of the Parties, entering into formal leases and/or subleases covering each of the License Area. The Parties have therefore entered into this Agreement which, the Parties recognize, is not dispositive of all matters and issues that may arise during the License Period with respect to the License Area. As and when issues and matters arise during the course of the License Period that are not definitively controlled by the provisions of this Agreement or any related Lease, the Parties shall act reasonably and in good faith endeavor to adjust and resolve such issues and matters.

Section 4.18 Parking. For each License Area (subject to the terms of a related Lease covering the License Area), Covisint shall have nonexclusive access to the parking spaces for the building and, with respect to any Leased Premises, allocated to Compuware under the terms of the related Lease. Covisint shall have access to the parking area to the same extent

Compuware has access to the parking area under the related Lease. Compuware shall, at Covisint’s request, reasonably cooperate with Covisint (at no cost to Compuware) to request the applicable landlord to enable Covisint to obtain additional parking permits to the extent required by Covisint. If Compuware is charged for parking under any or all of the Leases, Compuware and Covisint shall determine an equitable allocation of such parking charges. Notwithstanding the foregoing, Covisint shall abide by the building rules and regulations applicable to the buildings within which any License Area is located as the same specifically apply to any parking spaces, structures or privileges, which may be amended or modified by Compuware from time to time in its reasonable discretion.

Section 4.19 Site Specific Agreements. The Parties shall execute or cause their applicable subsidiaries to execute any additional agreements as may be reasonably necessary to effectuate the intent of this ARTICLE IV.

Section 4.20 Cooperation. Should the Parties desire to license, sublease, or enter into any other office sharing agreement with each other for spaces and locations not set forth on Schedule 4.01, or to renew any license and consequently the related underlying Lease for any space or location set forth on Schedule 4.01, then the Parties agree to cooperate with each other and to provide reasonable assistance to each other in identifying new spaces and entering into new leases, subleases, or other agreements, as applicable, with landlords and other related third parties as well as to cooperate and work with one another to reach mutually acceptable terms and provisions for any license, sublease or related agreement between each other; provided that any such new or renewed arrangement between the Parties shall be subject to Compuware’s approval. This Section 4.20 shall survive the term of this Agreement.

ARTICLE V.

SERVICE COSTS; OTHER CHARGES

Section 5.01 Costs for Compuware Services.

(a) Each Compuware Service will be provided at the price calculated in accordance with the methodology described in this Section 5.01, which prices will be reviewed on an annual basis at least thirty (30) days prior to the end of each of Compuware’s fiscal years commencing with the Compuware fiscal year ending March 31, 2014. In the event of a material change in the level of service for any Compuware Service prior to the termination of such Compuware Services pursuant to the terms of this Agreement, the Parties will work together in good faith to recalculate the price for such Compuware Service.

(b) The allocation methodology described in this Section 5.01 generally allocates costs to each of Compuware’s separately identified operating units, which sometimes are referred to as “Business Units”, and one of which is the Covisint Business Unit. Covisint will generally be allocated certain costs based on the Covisint Business Unit’s revenues, headcount or other mutually agreed to statistics (relative to aggregate revenues, headcount or other statistics of all of the Business Units), as agreed upon by the Parties, and calculated in a manner consistent with practices between the Parties since April 1, 2012, as such practices may be changed from time to time by the Parties. Notwithstanding the foregoing, certain third party costs will be charged directly to Covisint, as agreed upon by the Parties.

(c) No later than 90 days prior to the end of the Initial Term and 45 days prior to the end of any Renewal Term, the Parties shall commence discussions to determine the appropriate level of service and cost for each Compuware Service to be provided in the subsequent Renewal Term based on a good faith review of the Compuware Services and levels of service provided in the then-current term and a good faith estimate of Covisint’s future service requirements.

Section 5.02 Payment.

(a) Charges for Compuware Services shall be invoiced quarterly in arrears by Compuware, within ten (10) business days after the end of the applicable quarter. Each invoice shall be directed to the Chief Financial Officer of Covisint or such other person designated in writing from time to time by Covisint’s Chief Financial Officer. Each such invoice shall be payable in accordance with Section 5.03; provided that if Covisint, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. Covisint agrees to notify Compuware promptly, and in no event later than sixty (60) days following receipt of an invoice, of any disputed charge. Notwithstanding the foregoing, in no event will any delay of payment relating to disputed charges affect the timely payment of undisputed charges in accordance with this Section 5.02(a).

(b) During the term of this Agreement, Compuware shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for all Compuware Services provided hereunder. Compuware shall provide documentation supporting any amounts invoiced by Compuware pursuant to this Section 5.02 as Covisint may from time to time reasonably request. Covisint shall have the right to review such books, records and accounts of Compuware with respect to the provision of the Compuware Services at any time upon reasonable notice, and Covisint agrees to conduct any such review in a manner so as not to unreasonably interfere with the normal business operations of Compuware.

Section 5.03 Payments under this Agreement. For purposes of this Agreement, and solely with respect to periods prior to the Distribution Date, any “payment” by Covisint to Compuware pursuant to this Agreement shall be treated as having been made upon an offset of intercompany account(s) of amounts otherwise owing by Compuware to Covisint in accordance with the Parties’ general practice of offsetting intercompany account(s); provided that Covisint provides prompt notice of such offset to Compuware with sufficient detail of the intercompany account(s) being offset. All payments shall be made to Compuware within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 5.04 Responsibility for Compuware Personnel. All Compuware Personnel employed by Compuware in connection with its rendering of the Compuware Services will be Compuware’s employees, agents, or Subcontractors, as the case may be. Compuware will have the sole and exclusive responsibility for all such personnel, will supervise such Compuware Personnel, and will cause such personnel to cooperate with Covisint in performance of the Compuware Services in accordance with the terms and conditions of ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE VI. Compuware will pay, and be solely responsible for the payment of, any and all wages, salaries, or other compensation or benefits payable to such

Compuware Personnel, plus any and all premiums, contributions and taxes for workers’ compensation insurance, unemployment compensation, disability insurance, FICA, payroll, and all similar provisions now or hereafter imposed by any Governmental Authority with respect to, or measured by, wages, salaries, or other compensation paid or to be paid, or benefits provided or to be provided, by Compuware to any Compuware Personnel. No person providing Compuware Services to Covisint pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of Covisint.

ARTICLE VI.

WARRANTY DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 6.01 No Warranty. The Parties both acknowledge and agree that Compuware has agreed to provide or cause to be provided the Compuware Services hereunder as an accommodation to Covisint. EXCEPT FOR THE LIMITED REPRESENTATIONS OF THE PARTIES SET FORTH IN SECTION 8.14 BELOW, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY COMPUWARE OR ANY COMPUWARE ENTITY WITH RESPECT TO THE PROVISION OF THE COMPUWARE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

Section 6.02 Limitation of Liability - Compuware.

(a) Covisint agrees that none of the Compuware Entities and their respective directors, officers, Subcontractors and employees (each of the Compuware Entities and their respective directors, officers, Subcontractors and employees, a “Compuware Indemnified Person”) shall have any Liability, whether direct or indirect, in contract or tort or otherwise, to Covisint or any Covisint Entity or any other Person under the control of Covisint or any Covisint Entity for or in connection with the Compuware Services rendered or to be rendered or granted or to be granted into by any Compuware Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Compuware Indemnified Person’s actions or inactions in connection with any Compuware Services or such transactions, except for any Liabilities resulting from (i) any material breach of this Agreement on the part of any Compuware Indemnified Person; or (ii) the gross negligence, bad faith or willful misconduct of any Compuware Indemnified Person in connection with this Agreement.

(b) None of the Compuware Entities shall have any Liability to Covisint or any other Person for failure to perform Compuware’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the Compuware Entities receiving the same or similar services and does not have a disproportionately adverse effect on Covisint; provided, however, the provisions of this Section 6.02(b) shall not relieve any Compuware Entity from any Liability resulting from such Entity’s failure to maintain the Compuware Insurance Policies pursuant to the terms of this Agreement.

(c) In addition to the foregoing, Covisint agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to Covisint, whether direct or indirect, due to, resulting from or arising in connection with any failure by Compuware to comply fully with Compuware’s obligations under this Agreement.

Section 6.03 Indemnification by Compuware. Except as otherwise provided in this Agreement, Compuware shall, for itself and as agent for each Compuware Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each Covisint Indemnified Person from and against, and shall reimburse such Covisint Indemnified Person with respect to, any and all Losses that any third party seeks to impose upon the Covisint Indemnified Person, or which are imposed upon the Covisint Indemnified Person, and that, following the Effective Date, relate to, arise or result from, any of the following items (without duplication):

(a) any material breach by any Compuware Entity of this Agreement; and

(b) the gross negligence, bad faith or willful misconduct of any Compuware Indemnified Person in connection with the Compuware Services rendered or to be rendered by, or granted or to be granted by any Compuware Indemnified Person pursuant to this Agreement or the transactions contemplated by this Agreement.

In the event that any Compuware Entity makes a payment to a Covisint Indemnified Person hereunder, and such Covisint Indemnified Person subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Covisint), Covisint will promptly repay (or will cause such Covisint Indemnified Person to promptly repay) such Compuware Entity the amount by which the payment made by such Compuware Entity exceeds the actual cost of the associated indemnified Loss.

Section 6.04 Disclaimer of Damages. IN NO EVENT SHALL ANY COMPUWARE ENTITY BE LIABLE TO ANY COVISINT ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.

Section 6.05 Indemnification Procedures. The provisions of Sections 6.7 through 6.9 of the Master Separation Agreement (but excluding Section 6.9(b)) are hereby incorporated by reference as if set forth in their entirety herein, but references to 6.3 therein shall mean Section 6.03 herein, and any references to Section 6.2 therein shall be stricken.

ARTICLE VII.

TERM AND TERMINATION

Section 7.01 Term. Except as otherwise provided in Section 5.01(b), Section 5.02(b), this ARTICLE VII, or as otherwise agreed in writing by the Parties, (a) this Agreement shall have an initial term from the Effective Date through the Distribution Date (the “Initial Term”), and will be renewed automatically thereafter for successive three (3) month terms (each, a “Renewal Term”) with respect to any Compuware Services then in effect, unless either Party elects not to renew this Agreement or any specific Service provided hereunder by notice in writing to the other Party not less than forty-five (45) days prior to the end of any term, and (b) Compuware’s obligation to provide, grant or procure, and Covisint’s right to purchase or continue to benefit from, a Compuware Service shall cease as of the applicable date set forth in the schedules attached hereto, as applicable, or the applicable date set forth in any arrangement between the Parties pursuant to which such Compuware Services are provided or such earlier date determined in accordance with Section 7.02.

Section 7.02 Termination.

(a) The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Compuware Services, in whole or in part.

(b) Covisint may terminate any Compuware Service at any time (i) upon at least thirty (30) days prior written notice of such termination by Covisint to Compuware, effective as of such 30th day, or (ii) if Compuware shall have failed to perform any of its material obligations under this Agreement relating to such Compuware Service, Covisint shall have notified Compuware in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Compuware of written notice of such failure from Covisint, effective as of such thirtieth day.

(c) Subject to the provisions of Section 7.02(d) and Section 7.03, Compuware may terminate any Compuware Service at any time if Covisint shall have failed to perform any of its material obligations under this Agreement, Compuware shall have notified Covisint in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Covisint of written notice of such failure from Compuware, effective as of such thirtieth (30th) day.

(d) Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement by Compuware, including any determination by Compuware to not renew this Agreement pursuant to Section 7.01 above (other than a termination as a result of a default by Covisint), each License shall continue for a period of up to ninety (90) days to allow Covisint to find alternative premises to occupy. Covisint shall pay any costs incurred by Compuware arising from Compuware’s provision of adequate physical and information technology separation and segregation during such ninety (90) day transition period.

Section 7.03 Termination of ARTICLE III. Notwithstanding anything to the contrary contained in this ARTICLE VII:

(a) The provisions of ARTICLE III shall continue with respect to each applicable Compuware Insurance Policy, for such period of time following the date upon which the Compuware Entities hold shares of Covisint common stock representing less than a majority of the total outstanding shares of Covisint common stock as is permitted in the applicable insurance policy but, in no event, for more than ninety (90) days; and

(b) Compuware’s obligation to maintain the Compuware Insurance Policies for the Covisint Entities, and, except as provided in Section 7.04 below, Covisint’s obligation to pay or reimburse Compuware, as the case may be, for the expenses resulting from such Compuware Insurance Policies shall cease as of the applicable date determined in accordance with this Section 7.03; provided, however, nothing in this Section 7.03 shall eliminate Insurance Coverage for a claim pending as of the date of termination until such time as replacement coverage has been obtained. Compuware shall provide Covisint with prior written notice of termination of Insurance Coverage pursuant to this this Section 7.03 as soon as reasonably practical after Compuware’s determination of the date upon which the Compuware Entities hold shares of Covisint common stock representing less than a majority of the total outstanding shares of Covisint common stock.

Section 7.04 Effect of Termination.

(a) Other than as required by law or Section 7.03 above, upon the effective date of the termination of (1) any Compuware Service (excluding any service relating to the Compuware Insurance Policies) pursuant to Section 7.02, (2) any Compuware Service relating to the Compuware Insurance Policies pursuant to Section 7.03, or (3) upon termination of this Agreement in accordance with its terms, Compuware shall have no further obligation to provide such terminated Compuware Service (or any Compuware Service, in the case of termination of this Agreement), and Covisint shall have no obligation to pay any fees relating to such terminated Compuware Services (or to make any other payments hereunder, in the case of termination of this Agreement); provided that, notwithstanding such termination:

(i) Covisint shall remain liable to Compuware for any fees owed and payable in respect of the Compuware Services provided prior to the effective date of such termination;

(ii) Compuware shall continue to charge Covisint for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Compuware Service;

(iii) Covisint shall be obligated to pay such expenses in accordance with the terms of this Agreement; provided further that (A) Compuware makes commercially reasonable efforts to obtain available refunds of such costs and (B) if Compuware obtains a refund of any such costs already paid by Covisint, Compuware shall return such portion of the costs to Covisint; and

(iv) in the event of the termination of any License pursuant to Section 7.02(d), Compuware shall be obligated to continue to provide such License to Covisint for a period of up to ninety (90) days and Covisint shall be obligated to continue to pay any applicable license fees to Compuware for that same time period.

(b) Following termination of this Agreement with respect to any Compuware Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Compuware Service to Covisint or to a successor service provider as designated by Covisint. In the event of any termination with respect to one or more, but less than all, of the Compuware Services described herein, this Agreement will continue in full force and effect with respect to any Compuware Services not so terminated. The provisions of ARTICLE VI, ARTICLE VII, and ARTICLE VIII shall survive the termination this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Ownership.

(a) This Agreement and the performance of the Compuware Services hereunder will not affect the ownership of any assets or responsibility for any liabilities allocated in any of the other Intercompany Agreements. Neither Party will gain, by virtue of this Agreement or the Compuware Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by the other Party or such other Party’s Subsidiaries.

(b) Covisint shall own all property or intellectual property rights assigned to Covisint pursuant to the Intercompany Agreements, as well as any changes, additions or improvements thereto made by Compuware solely on behalf of Covisint in the performance of the Compuware Services, including the granting of the Licenses. In addition, Covisint will own any data with respect to Covisint or the Covisint Business to the extent such data is developed by Compuware solely on behalf of Covisint or the Covisint Business. To the extent that data provided by Covisint to Compuware is owned by Covisint and such data is processed or used by Compuware in performance of the Compuware Services, such data and any modifications to that data shall remain the property of Covisint. The provisions of this Section 8.01(b) do not grant Covisint any rights to any data concerning Compuware, any other Compuware Entity or Compuware’s business.

Section 8.02 Dispute Resolution. The provisions of Section 5.12 of the Master Separation Agreement are hereby incorporated by reference as if set forth in their entirety herein.

Section 8.03 No Agency. Nothing in this Agreement shall (i) constitute or be deemed to constitute a partnership or joint venture between or among the Parties hereto or their respective Subsidiaries, or (ii) create an agency or employment relationship between or among the Parties, in either case, for any purpose whatsoever. Neither Party hereto nor its Subsidiaries shall have authority or power to bind the other Party hereto or its Subsidiaries or to contract in the name of, or create a Liability against, the other Party hereto or such other Party’s Subsidiaries in any way or for any purpose.

Section 8.04 Subcontractors. In connection with the Compuware Services, Compuware may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided that, subject to Section 6.01, Compuware shall pay for all fees due each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on Compuware’s behalf pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Compuware Services provided hereunder. Compuware’s hiring of any Subcontractors pursuant to this Section 8.04 shall be conducted consistently with Compuware’s current practice of hiring independent contractors.

Section 8.05 Force Majeure.

(a) For purposes of this Section 8.05, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued performance of a Compuware Service may be suspended immediately to the extent caused by Force Majeure. Compuware will give prompt notice to Covisint of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Compuware Service. Notwithstanding anything to the contrary contained herein, if the performance of a Compuware Service is suspended due to Force Majeure for a period exceeding thirty (30) days, Covisint shall have the right to terminate this Agreement with respect to such Compuware Service upon delivery of written notice to Compuware. Such termination shall be effective immediately. No charges will be incurred with respect to a Compuware Service for any time period during which the provision of such Compuware Service has been suspended or terminated pursuant to this Section 8.05.

(c) Without limiting the generality of Section 6.01, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 8.06 Entire Agreement. This Agreement, the Master Separation Agreement, and any exhibits or schedules attached hereto or thereto, and the Insurance Policies referred to herein, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 8.07 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 8.08 Amendment. This Agreement and any schedule may be amended at any time after such date by mutual written consent of Compuware and Covisint evidenced by an instrument in writing signed on behalf of each of the Parties. In the event Compuware requests that Covisint provides certain services to Compuware at a future date, and to the extent that the Parties mutually agree with respect to the provision of such services, the Parties shall execute a supplement to this Agreement setting forth the terms and conditions of such services to be provided to Compuware by Covisint, including a description of any related fees.

Section 8.09 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware or Compuware Entity, to:

Compuware Corporation

One Campus Martius

Detroit, MI 48226

Attention: Office of the General Counsel

Facsimile: (313) 227-7690

E-mail: Dan.Follis@compuware.com

If to Covisint or a Covisint Entity, to:

Covisint Corporation

One Campus Martius

Detroit, MI 48226

Attention: Office of the Chief Financial Officer

Facsimile: (313) 227-6435

E-mail: Jim.Prowse@compuware.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 8.10 Counterparts. This Agreement, including the Intercompany Agreements and the exhibits and schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.11 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Compuware Entity and each Covisint Entity. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity formed solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 8.12 Severability. If any term or other provision of this Agreement or the schedules or exhibits attached hereto (or Insurance Policies described herein) is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.13 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the schedules or any exhibits attached hereto (or the Insurance Policies described herein) are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.14 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.15 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 8.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.17 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.18 Conflicting Agreements. In the event of conflict between this Agreement and any other agreement executed on or prior to the Effective Date in connection with the subject matter hereof, the provisions of this Agreement shall prevail.

Section 8.19 Third Party Beneficiaries. Except as specifically set forth in this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 8.20 Incorporation by Reference. All schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Amended and Restated Shared Services Agreement by their duly authorized representatives as of the date first set forth above, but effective as of January 1, 2013.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	Senior Vice President, General Counsel and Secretary

COVISINT CORPORATION

By:	/s/ David A. McGuffie
Name:	David A. McGuffie
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Shared Services Agreement]

SCHEDULE 4.01

COMPUWARE’S OWNED AND LEASED PREMISES

COMPUWARE INTERNATIONAL BRANCH OFFICES

AUSTRALIA		BRAZIL	CHINA

Brisbane Compuware Asia-Pacific Pty Ltd Level 19, Waterfront Place	Melbourne Compuware Asia-Pacific Pty Ltd VIC	Brasilia Compuware Do Brasil S/A. SCN – QD 4 – Bloco B – Sala 1201	Beijing – Dong Cheng District Compuware Covisint (Shanghai) Software Service Co. Ltd

1 Eagle Street	Level 2, 607 Bourke Street	Ed. Centro Empresarial Varig	Unit 1111 – 1112 , Level 11
Brisbane, QLD 4000	Melbourne, VIC 3000	Brasilia – DF - Brazil	Tower W3, The Towers, Oriental Plaza
Australia	Australia	CEP: 70714-900	No. 1 East Chang An Ave
Phone: +61 7 3360 0214	Phone: +61 3 9261 4343	Phone: +55 61 3533 6420	Dong Cheng District
Speed Dial: 174	Speed Dial: 146	Speed Dial: 046	Beijing, 100 738
Fax: +61 7 3360 0222	Fax: +61 3 9261 4300	Fax: +55 61 3533 6446	China
Time Difference: +14 Hours	Time Difference: +14 Hours	Time Difference: +3 Hours	Phone: +86 10 8500 3700
Fax: +86 10 8500 3710
	AUSTRIA		Time Difference: +12 Hours
Canberra		Rio de Janeiro
Compuware Asia-Pacific Pty Ltd	Linz	Compuware Do Brasil S/A
Level 10	Compuware Austria GmbH	Avenida Rio Branco, 01 - 12° Andar	Beijing – Chaoyang District
40 Marcus Clarke Street	Freistadter Str. 313	Centro – Rio de Janiero – RJ	Compuware Covisint (Shanghai)
Canberra, 2601	4040 Linz, Austria	CEP: 20090 - 003	Software Service Co Ltd
Australia	Phone: +43 732 908208	Brazil	Unit 601-605, Level 6, Tower A
Phone: +61 2 6243 2000	Fax: +43 732 210100.008	Phone: +55 21 2588 8277	Pangu Plaza, No. 27
Speed Dial: 177	Time Difference: +6 Hours	Speed Dial: 182	Central North 4th Ring Drive
Fax: +61 2 6243 2090		Fax: +55 21 2588 8099	Chaoyang District
Time Difference: +14 Hours		Time Difference: +3 Hours	Beijing
	BELGIUM		China 100101 P.R.C.
Macquarie Park		São Paulo	Phone: +86 10 5825 9300
Compuware Asia-Pacific Pty Ltd	Zaventem	Compuware Do Brasil S/A	Fax: +86 10 5939 3277
Pinnacle Office Park	Compuware NV/SA	Rua James Joule, 65 - 3° andar	Time Difference: +12 Hours
Level 5, Building B	Ikaros Business Park	Torre Sul – Cidade das Moncoes
4 Drake Ave	Ikaroslaan 83	Sao Paulo
Macquarie Park, NSW 2113	B-1930 Zaventem	Brazil 04576-080
Australia	Belgium	Phone: +55 11 3566 2797
Phone: +61 2 8875 5000	Phone: +32 2715 9900	Speed Dial: 023
Speed Dial: 008	Speed Dial: 071	Fax: +55 11 3566 2798
Fax: +61 2 8875 5100	Fax: +32 2715 9911	Time Difference: +3 Hours
Time Difference: +14 Hours	Time Difference: +6 Hours

Shanghai	FRANCE		INDIA
Compuware Covisint (Shanghai)
Software Service Co Ltd.	Boulogne	Neu-Isenburg (Frankfurt)	Bangalore
4th floor, Lane 631, Jin Zhong Rd.	Compuware SARL	Compuware GmbH	Compuware India Software Operations
Hong Qiao Center Building, Block 2	Batiment ILEO	Gutenbergstr. 8	Pvt Ltd
Chang Ning District	27/33 quai Alphonse Le Gallo	63263 Neu-Isenburg	ICON
Shanghai 200 335	92100 Boulogne Billancourt	Germany	4th Floor, No. 8
China	France	Phone: +49 6102 8339 0	80 Feet Road
Phone: +86 21 6247 9222	Phone: +33 1 4114 2000	Speed Dial: 096	HAL 3rd Stage
Fax: +86 21 6289 8063	Speed Dial: 014	Fax: +49 6102 8339 339	Tippasandra
Time Difference: +12 Hours	Fax: +33 1 4623 8889	Time Difference: +6 Hours	Bangalore 560075
	Time Difference: +6 Hours		India
Phone: +91 80 4148 1900
Fax: +91 80 4144 2911
DENMARK		HONG KONG	Time Difference: +10 Hours
Sophia
Herlev (Copenhagen)	Compuware SARL	Wanchai
Compuware A/S	1080 Route des Dolines	Compuware Asia Pacific Ltd.
Marielundvej 48	BP 126	Unit A-C, 6/F	ITALY
2730 Herlev, 2nd Floor	06903 Sophia-Antipolis cedex	China Overseas Building
Denmark	France	139 Hennessy Road	Milan
Phone: +45 4468 0122	Phone: +33 4 8973 7300	Wanchai	Compuware SPA
Speed Dial: 025	Fax: +33 4 8973 7310	Hong Kong	Via Gozzano nr. 14
Fax: +45 4465 8391	Time Difference: +6 Hours	Phone: +852 2574 0619	20092 Cinisello Balsamo (Milano)
Time Difference: +6 Hours		Speed Dial: 108	Italy
		Fax: +852 2574 4991	Phone: +39 0266 123 1
FINLAND		Time Difference: +12 Hours	Speed Dial: 015
	GERMANY		Fax: +39 0266 1234 88
Vantaa			Time Difference: +6 Hours
Compuware Finland OY	Düsseldorf
Plaza Business Park, Hehku	Compuware GmbH		Rome
Ayritie 18, 7th Floor	Ernst-Dietrich-Platz 1		Compuware SPA
FI-01510 VANTAA	40882 Ratingen		Via della Nocetta 109
Finland	Germany		00164 Roma
Phone: +358 9 7746 810	Phone: +49 2102 5512 0		Italy
Speed Dial: 164	Speed Dial: 018		Phone: +39 0666 1300 1
Fax: +358 9 7746 8110	Fax: +49 2102 5512 582		Speed Dial: 070
Time Difference: +7 Hours	Time Difference: +6 Hours		Fax: +39 0666 1570 52
Time Difference: +6 Hours

JAPAN	KOREA	MEXICO	NEW ZEALAND

Osaka	Seoul	Mexico City	Wellington
Compuware Japan Corporation	Compuware Korea Ltd	Compuware de Mexico	Compuware Asia-Pacific Pty Ltd
Shin Osaka Daiichi-seimei Bldg. 7F	26F. Military Mutual Aid Assoc. Bldg.	Blvd. Manuel Avila Camacho #40	Ground Floor, Queens Wharf Offices
3-5-24 Miyahara Yodogawa-ku	467-12. Dogok-dong	Piso 18, Ofna. 2, Torre Esmeralda	1 Queens Wharf
Osaka 532-0003	Gangnam-gu	Col. Lomas De Chapultepec	Jervois Quay
Japan	Seoul 135-700	Mexico D.F. 11000	Wellington
Phone: +81 6 4807 7201	Korea	Phone: +52 55 5202 6320	New Zealand
Speed Dial: 109	Phone: +82 2 2190 3000	Speed Dial: 120	Phone: +64 4499 8043
Fax: +81 6 4807 7202	Speed Dial: 180	Fax: +52 55 5202 5682	Fax: +64 4499 8044
Time Difference: +13 Hours	Fax: +82 2 2190 3030	Time Difference: -1 Hour	Time Difference: +16 Hours
Time Difference: +13 Hours

Tokyo
Compuware Japan Corporation		NETHERLANDS	NORWAY
Tanakayama Bldg. 10F	MALAYSIA
4 – 1 – 20 Toranomon		Amsterdam	Oslo
Minato-ku, Tokyo 105-0001	Kuala Lumpur	Compuware B.V.	Compuware Nordic AS
Japan	Compuware Malaysia Sdn Bhd	Hoogoorddreef 60	Karenslyst Alle 9c, 5th Floor
Phone: +81 3 5473 4531	1 First Avenue, Bandar Utama	P.O. Box 23199	PO Box 96 Skuyen
Speed Dial: 063	Lot 1.06, Level 1	1100 DR Amsterdam	NO - 0212 Oslo
Fax: +81 3 5473 4539	47800 Petaling Jaya	Netherlands	Norway
Time Difference: +13 Hours	Selangor Darul ehsan, Malaysia	Phone: +31 20 311 8800	Phone: +47 2212 5200
	Phone: +60 3 7801 8688	Speed Dial: 026	Speed Dial: 012
	Fax: +60 3 7801 8690	Fax: +31 20 311 8801	Fax: +47 2212 5201
	Time Difference: +12	Time Difference: +6 Hours	Time Difference: +6 Hours

POLAND	SINGAPORE	SWEDEN	UNITED KINGDOM

Gdansk	Singapore	Kista	Maidenhead
Compuware Sp.z.o.o	Compuware Asia Pacific Pte Ltd	Compuware AB	Compuware Ltd.
UL. Dmowskiego 12	8 Temasek Boulevard	Kista Science Tower	Quantum
80-264 Gdansk	#30-01/02	164 51 Kista	60 Norden Road
Poland	Suntec Tower Three	Sweden	Maidenhead SL6 4AY
Phone: +48 5852 4780 0	Singapore 038988	Phone: +46 8522 9120 0	United Kingdom
Speed Dial: 186	Phone: +65 6510 9188	Speed Dial: 104	Phone: +44 1628 6110 00
Fax: +48 5852 4780 1	Speed Dial: 042	Fax: +46 8522 9120 1	Speed Dial: 115
Time Difference: +6 Hours	Fax: +65 6835 7550	Time Difference: +6 Hours	Fax: +44 1628 6110 07
	Time Difference: +12 Hours		Help Desk Information:
Phone: +44 1628 6110 01
PORTUGAL		SWITZERLAND	Time Difference: +5 Hours

Lisboa	SPAIN	Baden-Dattwil
Compuware S.A.		Compuware AG
Sucursal em Portugal	Madrid	Tafernstrasse 3
Campo Pequeno, 48-7°	Compuware S.A.	5405 Baden-Dattwil
Edificio Taurus	Paseo de la Castellana n°149, 3rd Floor	Switzerland
1000-081 Lisboa	28046 Madrid	Phone: +41 5648 3262 6
Portugal	Spain	Speed Dial: 101
Phone: +351 2179 2816 0	Phone: +34 9141 8475 0	Fax: +41 5648 3262 2
Speed Dial: 137	Speed Dial: 016	Time Difference: +6 Hours
Fax: +351 2179 3939 5	Fax: +34 9180 3646 0
Time Difference: +5 Hours	Time Difference: +6 Hours

EXECUTIVE SUITES

Dublin	Mumbai	Vienna
Compuware Ireland Ltd.	Compuware India Software Operations	Compuware Austria GmbH
Regus Ltd	Pyt Ltd	Am Euro Platz 2 / Gebaude G
Alexander House	Supreme Business Park	1120 Wien
The Sweepstakes	7th Floor, B Wing, Office Suite No. 2	Austria
Ballsbridge	Hiranandani Gardens, Powai	Phone: +43 1 717 28 516
Dublin 4	Mumbai 400076	Fax: +43 1 71728 110
Ireland	Phone: +91 22 4201 9133	Time Difference: +6 Hours
Phone: +353 1631 9335	Fax:+91 22 4201 9134
Speed Dial: 095	Time Difference: +10
Fax: +353 1662 9099		Warsaw
Time Difference: +5 Hours		Compuware Sp. z o.o.
Regus Business Centre - Sheraton Plaza
	Munich (Regis)	Ul. Prusa 2
Hamburg	Compuware GmbH	PL 00-493 Warsaw
Compuware GmbH	Feringastr. 6	Poland
Nordport Towers	85774 Unterfoehring	Phone: + 48 2265 7010 2
Suedportal 1	Germany	Fax: +48 2265 7028 5
22848 Norderstedt	Phone: +49 8999 216 370	Time Difference: +6 Hours
Germany	Fax: +49 8999 216 200
Phone: +49 4051 4858 0	Time Difference: +6 Hours
Speed Dial: 017
Fax: +49 4051 4858 51
Time Difference: +6 Hours

COMPUWARE NORTH AMERICAN BRANCH OFFICES

GEORGIA (EST)		MINNESOTA (CST)	OHIO (EST)

Atlanta	Waltham	Bloomington (Minneapolis)	Columbus
Compuware Corporation	Compuware dynaTrace Software Inc.	Compuware Corporation	Compuware Corporation
115 Perimeter Center Place	400-1 Totten Pond Road, 2nd Floor	7760 France Avenue South	8351 North High Street
Suite 415	Waltham, MA 02451-2052	Suite 1000	Suite 200
Atlanta GA 30346 - 1275	Phone: +1 781 768 4900	Bloomington MN 55435 - 5870	Columbus OH 43235 - 1501
Phone: +1 770 290 3200	Fax: 781 658 2648	Phone: +1 612 851 2200	Phone: +1 614 847 8212
Speed Dial: 045		Speed Dial: 047	Speed Dial: 000
Fax: 770.290.3300		Fax: 612.851.2300	Fax: 614.781.1135
MICHIGAN (EST)

Detroit-Corporate Headquarters
Compuware Corporation
ILLINOIS (CST)	One Campus Martius
	Detroit MI 48226 - 5000	NORTH CAROLINA (EST)	TEXAS (CST)
Downers Grove (Chicago)	Phone: +1 313 227 7300
Compuware Corporation		Charlotte	Addison (Dallas)
2001 Butterfield Rd.	Lansing	Compuware Corporation	Compuware Corporation
Suite 180	Compuware Corporation	121 W Trade Street	15305 Dallas Parkway
Downers Grove IL 60515 - 1050	110 West Michigan Avenue	Suite 2320	Suite 900
Phone: +1 630 541 1300	Suite 650	Charlotte NC 28202 - 5399	Addison TX 75001 - 6482
Speed Dial: 078	Lansing, MI 48933 - 6021	Phone: +1 704 348 9000	Phone: +1 972 960 0960
Fax: 630.541.1301	Phone: +1 517 267 5252	Speed Dial: 122	Speed Dial: 053
	Speed Dial: 004	Fax: 704.348.3288	Fax-Sales: 972.960.8489
Fax: 517.267.5253
Durham
MASSACHUSETTS (EST)		Compuware Corporation
280 S. Mangum Street
Lexington (Boston)		Suite 540
Compuware Gomez		Durham NC 27701 - 3678
10 Maguire Road, Suite 330		Phone: +1 919 425 0555
Lexington MA 02421-3110		Speed Dial: 142
Phone: +1 781 778 2700		Fax: 919.425.0577
Speed Dial: 021
Fax: 781. 778. 2799

VIRGINIA (EST)	CANADA (EST)	EXECUTIVE SUITES	FLORIDA (EST)

McLean	Montreal		Tampa
Compuware Corporation	Compuware Corporation	CALIFORNIA (PST)	Compuware Corporation
8201 Greensboro Drive	75 Queen		2202 N. West Shore Blvd.
Suite 610	Bureau 6500	San Diego	Suite 211 & 213
McLean VA 22102 - 3816	Montreal Québec	Compuware Corporation	Tampa FL 33607 - 5749
Phone: +1 703 749 8555	Canada H3C 2N6	4370 La Jolla Village Drive	Phone: +1 813 639 4290
Speed Dial: 001	Phone: +1 514 281 1888	Suite 400	Speed Dial: 159
Fax-Commercial Sales: +1 703 749 3602	Speed Dial: 052	San Diego CA 92122 - 2051	Fax: 813.639.4291
Fax-Sales: 703.749.3603	Fax : 514.281.5626	Phone: +1 858 546 4988
Fax: Services: 703.749.3601		Fax: 858 646 3097
MARYLAND (EST)

	Richmond Hill (Toronto)	San Ramon (Pleasanton)
	Compuware Corporation	2603 Camino Ramon, Ste 200	Baltimore
	30 Leek Crescent	San Ramon, CA 94583	Compuware Corporation
	Suite 300	Phone: +1 925 242 2562	111 South Calvert Street
WISCONSIN (CST)	Richmond Hill Ontario	Fax: 925 242 2001	Suite 2700
	Canada L4B 4N4		Baltimore MD 21202 - 6143
Milwaukee	Phone: +1 905 886 7000	Sherman Oaks	Phone: +1 410 385 5680
Compuware Corporation	Speed Dial: 005	Compuware Corporation	Fax: 410.385.5201
6737 W. Washington Street	Fax: 905.886.7023	15303 Ventura Boulevard
Suite 2250		9th Floor
West Allis, WI 53214 - 5650		Sherman Oaks CA 91403 - 3199	NEW YORK (EST)
Phone: +1 414 773 6800		Phone: +1 818 380 3019
Speed Dial: 074		Fax: 818.380.3018	New York
Fax: 414.773.6801			Compuware Corporation
One Penn Plaza
36th Floor
New York NY 10119 - 0002
Phone: +1 201 804 9400
Fax: 201.804.0395

VIRTUAL OFFICES

New York	ARIZONA (MST)	KANSAS (CST)	TENNESSE (CST)
Compuware dynaTrace East
Prime Office Centers 521	Scottsdale (Phoenix)	Overland Park	Franklin – Cool Springs
521 5th Avenue	Compuware Corporation	Compuware Corporation	Compuware Corporation
New York, NY 10175	7702 East Doubletree Road	7381 W. 133rd Street	725 Cool Springs
Phone: +1 973 838 0508	Suite 300	Suite 200	Suite 600
	Scottsdale AZ 85258 – 2132	Overland Park KS 66213 - 4750	Franklin, TN 37067
	Phone: +1 480 607 2627	Phone: +1 913 956 6646	Phone: +1 615 732 6277
OHIO (CST)	Fax: 480.348.3999	Fax: 913.956.6670	Fax: 615 732 6101

Independence			TEXAS (CST)
Compuware Corporation	CALIFORNIA (PST)	NEW JERSEY (EST)
6100 Oak Tree Boulevard			Houston
Suite 200	Costa Mesa (Newport Beach)	Bridgewater (East Rutherford)	Compuware Corporation
Independence, OH 44131	Compuware Corporation	Compuware Corporation	2500 City West Blvd
Phone: +1 216 643 6772	5000 Birch Street	1200 Route 22 East	Houston TX 77042 - 3453
Fax: 216 643 2901	West Tower, Suite 300	Suite 2000	Phone: +1 713 267 2383
	Newport Beach, CA 92660	Bridgewater, NJ 08807	Speed Dial: 166
	Phone: +1 949 476 3660	Phone: +1 215 648 2500	Fax: 713.267 2267
Fax: 949 476 3758
		OHIO (EST)	WASHINGTON (PST)
COLORADO (MST)

		Cincinnati- Kenwood	Bellevue (Seattle)
		8044 Montgomery Road	Compuware Corporation
	Englewood	Suite 700	10900 NE 4th Street
	Compuware Corporation	Cincinnati, OH 45236	Suite 2300
	The Point of Inverness	Phone:	Bellevue WA 98004 - 5882
	400 Inverness		Phone: +1 425 452 3880
	3rd Floor		Speed Dial: 087
	Englewood, CO 80112	PENNSYLVANIA (EST)	Fax: 425.635.7799
Phone: +1 720 279 5491
	Fax: 720 279 6310	Fort Washington
Compuware Corporation
500 Office Center
Suite 400
Fort Washington, PA 19034
Phone: +1 267 513 1715
Fax: 267 513 1701